Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. CEO reports on M-Fuel proposed program with Indian Government.

A meeting with the Joint Secretary for the Ministry of Petroleum and Natural Gas of India leads to proposed testing of the M-Fuel leading to local manufacturing of equipment and distribution of fuel throughout the country.

Barrington, IL – August 10, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS), an integrated network of environmentally-focused technology companies utilizing nanotechnology to develop efficient alternative energy solutions, today announced that Michael Siegel President and CEO of Ecolocap Solutions, Inc. has held successful discussions with the Indian Joint Secretary, Ministry of Petroleum and Natural Gas, Apruva Chandra IAS (http://www.sarkaritel.com/ministries/pet_natural_gas/index.htm).  This department of the Indian government sets all standards and policy for hydrocarbon applications.

Mr. Siegel, accompanied by Ajay Singh, managing director of Spice Jet. ( http://www.spicejet.com/CorporateOverview.asp, http://economictimes.indiatimes.com/news/news-by-industry/transportation/shipping-/-transport/Urban-transport-goes-corporate-Spice-Jet-MD-to-run-bus-fleet-in-Delhi/articleshow/5793965.cms), and Chairman of Star Bus and Argentum Engines Pvt. Ltd. which just purchased the shuttered 250 acre Daewoo auto manufacturing complex in Delhi.    The group has already signed with the Delhi Govt. (India) to supply operate and maintain approx 1,500 buses in the capital city of India for next 10 years. http://timesofindia.indiatimes.com/city/delhi/Corporate-buses-will-hit-roads-in-Oct/articleshow/5790046.cms,. The group was also accompanied by Mr. Sheetal P. Singh, a Director of Argentum.

As a result of the meeting, the Minister has directed that testing on M-Fuel to be started as soon as possible and following positive results, a program will be put in place for full implementation of the use of M-Fuel in India with the Argentum group as project manager for the operation.

The M-Fuel system uses, as raw material, 70% Diesel/bunker-A, B or C heavy oil, and 30% water and additive.  These materials go through the process of flow control, amount measuring, dilution/mixing, and nano-crushing with EcoloCap’s Nanomizer.  This process creates an oil emulsion, the M-Fuel.   This new type of fuel decreases particulate emissions by 99+%, non-CO2 gas emission by 90%, and reduces fuel consumption by 30%. It also increases energy efficiency through a more complete burn. The end result is a marked improvement of the environment and significant cost decrease.

 Mr. Singh stated:”When testing is complete we plan to start assembling M-Fuel machines at the Argentum Facility, (formerly the Daewoo auto factory).  We will be required to ramp up production to eventually accommodate 15,000 pumps in India. We have looked at the specifications and results from former testing of the M-Fuel and are confident that this should contribution significantly to a greener India, not neglecting the considerable savings that we will pass on to the users.”

Mr. Siegel stated, “The EcoloCap Emulsion system is unique in that it can process industrial and waste water for 30% of the M-Fuel composition, and by this fact, not depleting potable water supplies. Using contaminated water while reducing harmful emissions were the two major aspects considered in the decision.  For our Company, the opportunity to partner with such a large industrial group will be an important factor toward the expansion of EcoloCap in the world market.”

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com